Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated September 7, 2012 (July 22, 2013 as to footnote 17), relating to the combined financial statements of Collective Brands Performance + Lifestyle Group (the combination of wholly owned subsidiaries and operations of Collective Brands, Inc.) appearing in the Current Report on Form 8-K of Wolverine World Wide, Inc. dated July 22, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

July 22, 2013